Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-263224) and Registration Statement (Form S-8 No. 333-232178) pertaining to Globalstar, Inc.’s Amended and Restated Employee Stock Purchase Plan of our reports dated February 28, 2025 with respect to the consolidated financial statements of Globalstar, Inc. and the effectiveness of internal control over financial reporting included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New Orleans, Louisiana
February 28, 2025